Exhibit 99.1

Investor Relations contact: Stephen P. Golden Director, Investor Relations sgolden@ironmountain.com (617) 535-4799

FOR IMMEDIATE RELEASE

Iron Mountain Incorporated Prices Canadian Debt Offering

Boston, MA—March 9, 2007—Iron Mountain Incorporated (NYSE: IRM), the global leader in information protection and storage services, announced today that its wholly owned subsidiary, Iron Mountain Nova Scotia Funding Company, has priced a private placement of C$175 million in aggregate principal amount of its 7-1/2% CAD Senior Subordinated Notes due 2017. The notes will be sold at par. The notes will be fully and unconditionally guaranteed by Iron Mountain Incorporated (“IRM”) and certain of its wholly owned subsidiaries. The net proceeds of the offering will be used to repay a portion of amounts outstanding under IRM’s existing term loan facility. The closing of the offering is expected to occur on March 15, 2007 and is subject to customary closing conditions.

The notes will be sold only to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended, and to persons outside the United States pursuant to Regulation S under the Securities Act, including in Canada to accredited investors pursuant to National Instrument 45-106 - Prospectus and Registration Exemptions. The securities to be offered have not been registered under the Securities Act, or applicable securities laws, and until so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. The securities to be offered are also exempt from the prospectus requirements of applicable Canadian securities laws and may not be resold in Canada except pursuant to a further exemption therefrom.

This press release is not an offer to sell, nor a solicitation of an offer to buy, securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. Any offers or sales of the securities will be made only by means of a private offering memorandum.

About Iron Mountain

Iron Mountain Incorporated (NYSE:IRM) helps organizations around the world reduce the costs and risks associated with information protection and storage. The Company offers comprehensive records management and data protection solutions, along with the expertise and experience to address complex information challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. Founded in 1951, Iron Mountain is a trusted partner to more than 90,000 corporate clients throughout North America, Europe, Latin American and Asia Pacific. For more information, visit the company’s Web site at www.ironmountain.com.

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